NEWS RELEASE
                                                                 April 21, 2006

For Release:      Immediately
Contact: Investors:        Stacey A. Renner, (845) 486-5730
         News Media:       Denise D. VanBuren, (845) 471-8323

                 CH Energy Group Reports First Quarter Earnings

(Poughkeepsie, NY) The impact of warmer winter weather and the expense of restoring electric service in the wake of storms were the primary factors that combined to reduce first-quarter earnings for CH Energy Group, Inc. (NYSE:CHG) by 13 cents per share as compared to those of the first quarter of 2005. The Company posted quarterly results of $1.16 versus $1.29 one year ago.

         "We estimate that residential heating degree days (a measurement of heating requirements) were 9 percent lower than those of a year ago, and about 10 percent below normal; that fact alone was enough to reduce earnings corporate-wide by about 16 cents per share," explained Chairman of the Board, President and C.E.O. Steven V. Lant. "In addition, we incurred about $1.7 million in increased expenses to restore electric service after windstorms within Central Hudson's service territory, which further reduced our quarterly earnings by about 7 cents. Clearly, unusually warm yet stormy winter weather took its toll this quarter. However, weather variations average out over time and our fundamentals remain solid."

         Those impacts were partially offset by the benefits of several regulatory mechanisms.

Regulated Electric and Gas Business

         Central Hudson Gas & Electric Corporation earnings were down 12 cents as compared to those of the first quarter of 2005. Electric net operating revenues decreased by 6 cents between the first quarter of 2005 and the first quarter of 2006, as deliveries declined by 5 percent. Natural gas net operating revenues also decreased by 6 cents quarter to quarter, representing a decline in deliveries of 14 percent. Central Hudson's earnings for the quarter were buoyed, however, by several regulatory mechanisms, including funds made available toward achieving allowed operating income levels.

Fuel Distribution Business

         Earnings were 2 cents lower in the fuel distribution business during 2006's first quarter versus those of a year ago, with weather estimated to have reduced earnings by 5 cents. Total petroleum sales fell by more than 7 percent, as compared to the first three months of 2005 and sales to residential customers declined by 13 percent. Importantly, improved service profitability and margins, as well as the contributions of acquisitions made in the fourth quarter of 2005, helped to offset the decline in the gross profit from reduced sales associated with warmer winter weather.

Other Business

         Increased income associated with short-term investments held by the holding company added 1 cent to quarterly earnings, as compared to the first quarter of 2005.

About CH Energy Group, Inc.

         With nearly 450,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 363,500 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel oil distribution and renewable energy. CHEC's fuel distribution business supplies energy products and services to more than 85,000 customers in eight states, stretching from Connecticut to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, and a biomass plant in upstate New York.

                                      # # #

Conference Call: Mr. Lant will conduct a conference call with analysts and investors to review financial results at 2:00 p.m. (ET) today, April 21, 2006. Dial-in: 1-877-209-0397; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 6:15 p.m. (ET) on April 21, 2006, until 11:59 p.m. (ET) on April 27, 2006, by dialing 1-800-475-6701 and entering access code #825802. A web cast of the call will be available for replay for approximately 30 days; consolidated financial statements are also available on the Company's website at www.CHEnergyGroup.com.

Forward-Looking Statements

         Statements included in this news release, including documents incorporated by reference that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

                                                                    page -1-
                                    APPENDIX
Highlights Relative to Prior Year

                                                                   2006 More
3 Months Ended March 31:          2006 1           2005 1      (Less) than 2005

Operating Revenues             $317,231,000    $286,089,000        $ 31,142,000

Income Available for
      Common Stock             $ 18,300,000    $ 20,339,000        $ (2,039,000)

Earnings Per Share
      Of Common Stock (Basic)        $1.16          $1.29              $(.13)

Average Shares Outstanding (Basic)  15,762,000   15,762,000
      1 Unaudited

Consolidated basic earnings per share of CH Energy Group Inc. (CHEG), decreased $.13 per share due to the following:

         Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.: - $ .12
         ----------------------------------------------------------------------

o Down $.14 from an increase in operating expenses mostly related to storm restoration efforts in the months of January and February 2006 and a $.03 increase in expense related to uncollectible accounts and injuries and damages.

o Down $.06 due to a decrease in electric net operating revenues. Total billed electric deliveries decreased 5% including an 8% decrease in deliveries to residential customers and a 4% reduction in deliveries to commercial customers, both attributable to a decrease in usage resulting from warmer weather in the first quarter of 2006. Weather decreased earnings from electric deliveries by approximately $.05 per share. Residential heating degree-days (electric and natural gas) were 9% lower than last year and 10% lower than normal.

o Down $.06 due to a decrease in natural gas net operating revenues primarily from the warmer weather. Despite modest customer growth, billed deliveries to firm natural gas customers decreased 14%. Deliveries to residential and commercial customers, largely space heating deliveries, each decreased 13%, while industrial deliveries, which are approximately 4% of total firm sales, decreased 29%. The decrease in heating degree-days reduced earnings by approximately $.06 per share.

o Up $.14 from electric and natural gas regulatory mechanisms. The increase is due to a reduction in shared earnings (8 cents) from electric operations resulting from lower ratemaking operating income to date for the rate year ending June 30, 2006, and the recording of electric and natural gas revenues (6 cents total) to restore earnings to the allowed rate of return in accordance with the provisions of Central Hudson's current Settlement Agreement.

         Unregulated - Fuel Distribution Business:  - $ .02
         --------------------------------------------------

o Down $.03 due to an increase in operating expenses and a slight increase in interest expense on inter-company debt. The increase in operating expenses is due to an increase in marketing expense, other general and administrative expenses and added expenses due to acquisitions made in the fourth quarter of 2005.

o Up $.01 due to an increase in service profitability of $.02 per share, which was partially offset by a decrease in gross margin from the sale of petroleum products of $.01 per share resulting from a decrease in volumes sold due to warmer weather, customer conservation and customer attrition. Overall, sales of petroleum products decreased 7% with sales of heating oil to residential customers dropping 13% due primarily to the warmer weather. Improved margins per gallon on petroleum products and earnings from the 2005 acquisitions partially offset the decrease in gross margin. The 2005 acquisitions also increased the net residential customer count by 4%. As adjusted for billing lags, heating degree-days decreased 15%, which impacted earnings by approximately $.05 per share, after accounting for the effect of weather-hedging contracts.

         Unregulated - Other Businesses :  + $ .01
         -----------------------------------------

o Up $.01 due to an increase in income from short-term investments and intercompany debt held by Energy Group, the holding company.

                                                             page -2-

First Quarter Results of Operations
-----------------------------------

Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.
--------------------------------------------------------------------------------
Utility deliveries of electricity within Central Hudson's service territory decreased 5% in the first quarter of 2006 as compared to the same quarter in 2005. Deliveries to residential and commercial customers decreased 8% and 4%, respectively, resulting from a decrease in usage due to a milder winter. Deliveries to industrial customers increased 1%. Residential heating degree-days (electric and natural gas) decreased 9% over the prior year and were 10% lower than normal.

Utility deliveries of natural gas to firm Central Hudson customers decreased 14% as compared to last year's delivery volume. Deliveries to residential and commercial customers, largely space heating deliveries, each decreased 13% due to the warmer weather and were partially offset by customer growth. Industrial sales, which are approximately 4% of total firm sales in the comparative quarters, decreased 29%, while interruptible sales decreased 5%.

Utility electric and natural gas operating revenues increased $16.8 million (8.8%) from $190.1 million in 2005 to $206.9 million in 2006. Electric revenues increased $9.4 million (7.4%) and natural gas revenues increased by $7.4 million (11.6%) due primarily to an increase in amounts collected through Central Hudson's cost adjustment mechanisms that recover its cost of purchased electricity and natural gas. The increases are due to higher purchased electricity and natural gas costs in 2006 as compared to 2005. Electric and natural gas revenues related to regulatory mechanisms also increased due largely to revenues made available by Central Hudson's current Settlement Agreement after ratemaking operating income reached a certain level; however, these revenues were offset by a decrease in revenues from deliveries.

Total utility operating expenses, including income taxes, increased $18.6 million (10.8%) from $172.0 million in 2005 to $190.6 million in 2006. The increase in operating expenses results largely from an increase in purchased electricity and natural gas expense, which increased $7.4 million and $8.5 million, respectively. Both reflect an increase in wholesale costs and a change in amounts recorded related to the recovery of these costs through Central Hudson's cost adjustment mechanisms for purchased electricity and natural gas costs. The total increase in purchased natural gas expense was partially offset by a decrease in volumes purchased for full service customers due to the milder winter weather. Other operating expenses, including income taxes, increased $2.7 million reflecting an increase in storm restoration costs due to severe windstorms in January and February 2006; an increase in expense related to uncollectible accounts and injuries and damages; and increases in other general and administrative expenses. These increases were partially offset by a decrease in income taxes due to lower taxable income.

Other Income increased by $.6 million reflecting an increase in regulatory carrying charges due from customers related to pension costs and the recording of favorable regulatory adjustments for the change in interest rates on Central Hudson's variable rate long-term debt. These adjustments offset the increase in interest on the variable rate debt noted below.

Interest Charges increased $.7 million due to an increase in interest charges on long and short-term debt. Interest on long-term debt increased due to the issuance of medium-term notes in December of 2005 and increased interest on Central Hudson's variable rate debt. Additional short-term debt was required in the first quarter of 2006 for working capital needs due to higher fuel prices.

                                                                      page -3-

Unregulated - Fuel  Distribution Business
-----------------------------------------
Sales of petroleum products for CHEC's fuel distribution business decreased 3.7 million gallons (7.3%) to 46.9 million gallons in the first quarter of 2006 from
50.6 million gallons in the first quarter of 2005. This was due to a decrease of
4.4 million gallons (13.1%) in sales of heating oil from 33.5 million gallons in 2005 to 29.1 million in 2006. The decrease resulted from a reduction in residential sales due primarily to warmer weather in 2006 as compared to 2005, as evidenced by a 15% decrease in heating degree-days, as adjusted for billing lags. The decrease in volume was partially offset by an increase in sales from acquisitions made in the fourth quarter of 2005. Motor fuel sales increased .9 million gallons (5.6%) from 16.0 million gallons in 2005 to 16.9 million gallons in 2006 while sales of propane decreased slightly from 1.1 million gallons in 2005 to .9 million gallons in 2006. Motor fuel sales increased principally from the gain of one large volume customer. The decrease in propane sales is largely attributable to the warmer weather in 2006.

Revenues, net of the effect of weather hedging contracts, increased $14.1 million (14.7%) from $95.7 million in 2005 to $109.8 million in 2006 due to a significant increase in the price of petroleum products. Revenues from petroleum products increased $13.0 million (14.2%) from $91.4 million in 2005 to $104.4 million in 2006 due to an increase in the average selling price to cover the increased costs of petroleum products. Motor fuel revenues increased $8.7 million (33.9%) from $25.7 million in 2005 to $34.4 million in 2006. Heating oil revenues also increased $3.9 million (6.1%) from $63.6 million in 2005 to $67.5 million in 2006. Partially offsetting the overall increases in selling price was a reduction in sales volumes. Other revenues related to service and installations and energy services increased $1.1 million.

Operating expenses for CHEC's fuel distribution business, including income taxes and interest charges, increased $14.4 million (15.8%) from $91.2 million in 2005 to $105.6 million in 2006. The cost of petroleum increased $13.5 million or 19% due to higher wholesale market prices. Other operating expenses increased $.9 million in 2006 due to an increase in marketing expense, other general and administrative expenses, interest charges on intercompany debt, and additional expenses associated with the acquisitions made in 2005.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At March 31, 2006, CHEG had $78.8 million in cash and cash equivalents and its current obligations included $29 million of short-term debt outstanding and $33 million of current maturities of long-term debt maturing on March 28, 2007.

                                       ###

  Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.


                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                  (Unaudited)
                                                                3 Months Ended
                                                                   March 31,
                                                          ----------------------------

                                                              2006           2005
                                                          -------------   ------------
Operating Revenues
  Electric                                                    $136,047       $126,658
  Natural Gas                                                   70,809         63,430
  Competitive Business Subsidiaries                            110,375         96,001
                                                          -------------   ------------
    Total Operating Revenues                                   317,231        286,089
                                                          -------------   ------------

Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                            222,425        193,020
  Other Expenses of Operation - Regulated Activities            28,495         24,730
  Other Expenses of Operation - Comp. Bus. Subsidiaries         15,670         14,524
  Depreciation and Amortization                                  8,952          9,086
  Taxes, Other Than Income Tax                                   7,604          7,916
                                                          -------------   ------------
    Total Operating Expenses                                   283,146        249,276
                                                          -------------   ------------

Operating Income                                                34,085         36,813
                                                          -------------   ------------

Other Income & Deductions
  Interest and Investment Income                                 2,561          2,365
  Other - Net                                                     (354)          (522)
                                                          -------------   ------------
    Total Other Income & Deductions                              2,207          1,843
                                                          -------------   ------------

Interest Charges
  Interest on Debt                                               3,953          3,247
  Other Interest                                                 1,038          1,056
                                                          -------------   ------------
    Total Interest Charges                                       4,991          4,303
                                                          -------------   ------------

Income Before Income Taxes and
  Preferred Dividends of Subsidiary                             31,301         34,353

  Income Taxes                                                  12,759         13,772
                                                          -------------   ------------

Income Before Preferred Dividends of Subsidiary                 18,542         20,581

  Cumulative Preferred Stock Dividends of Subsidiary               242            242
                                                          -------------   ------------

Net Income                                                      18,300         20,339

Dividends Declared on Common Stock                               8,511          8,512
                                                          -------------   ------------

Amount Retained in the Business                                 $9,789        $11,827
                                                          =============   ============


Avg. Shares of Common Stock Outstanding -  (Basic)  (000s)      15,762         15,762
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)      15,777         15,770

Earnings Per Share -  (Basic)                                    $1.16          $1.29
Earnings Per Share - (Diluted)                                   $1.16          $1.28

Dividends Declared Per Share                                     $0.54          $0.54

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                March 31,         December 31,
                                                                 2006 1             2005 2
                                                              --------------     -------------
                           ASSETS                                    (Thousands of Dollars)
            UTILITY PLANT

              Utility Plant                                      $1,078,168        $1,074,215
                Less Accumulated Depreciation                       338,414           333,164
                                                              --------------     -------------

                                                                    739,754           741,051
              Construction Work in Progress                          45,929            38,460
                                                              --------------     -------------

              Net Utility Plant                                     785,683           779,511
                                                              --------------     -------------

            OTHER PROPERTY AND PLANT & EQUIPMENT                     22,806            23,138
                                                              --------------     -------------


            CURRENT ASSETS
              Cash and Cash Equivalents                              78,756            91,510
              Accounts Receivable from Customers                    105,312            97,462
              Materials & Supplies                                   29,376            28,350
              Fair Value of Derivative Instruments                       61                 0
              Regulatory Assets                                      20,156            30,764
              Special Deposits and Prepayments                       23,134            24,350
              Accumulated Deferred Income Tax - Net                  14,147             8,836
              Other                                                  13,373            15,660
                                                              --------------     -------------


                                                                    284,315           296,932
                                                              --------------     -------------


            DEFERRED CHARGES AND OTHER ASSETS                       303,332           279,925
                                                              --------------     -------------

                  TOTAL                                          $1,396,136        $1,379,506
                                                              ==============     =============


                CAPITALIZATION and LIABILITIES

            CAPITALIZATION
              Common Equity  3                                     $513,759          $503,833
              Cumulative Preferred Stock:
                Not subject to mandatory redemption                  21,027            21,027
              Long-term Debt                                        310,886           343,886
                                                              --------------     -------------

                                                                    845,672           868,746
                                                              --------------     -------------


            CURRENT LIABILITIES
              Current Maturities of Long-Term Debt                   33,000                 0
              Notes Payable                                          29,000            30,000
              Accounts Payable                                       41,900            54,926
              Accrued Interest                                        2,697             5,156
              Dividends Payable                                       8,754             8,754
              Accrued Taxes Payable                                  11,325                 0
              Regulatory Liabilities                                     61               373
              Fair Value of Derivative Instruments                      137               335
              Other                                                  31,342            34,627
                                                              --------------     -------------

                                                                    158,216           134,171
                                                              --------------     -------------

            DEFERRED CREDITS AND OTHER LIABILITIES                  254,109           242,805
                                                              --------------     -------------

            ACCUMULATED DEFERRED INCOME TAX  (NET)                  138,139           133,784
                                                              --------------     -------------

                  TOTAL                                          $1,396,136        $1,379,506
                                                              ==============     =============


             1 Unaudited.

             2 Subject to explanations contained in the
               Annual Report of the Company for the Year 2005.

             3 Shares outstanding at March 31, 2006 = 15,762,000.
               Shares outstanding at December 31, 2005 = 15,762,000.

                         Selected Financial Information
                         ------------------------------


                                                   3 Months Ended March 31,
                                            --------------------------------------
                                               2006            2005       % Variation
                                            ------------    -----------   -------------
CENTRAL HUDSON GAS & ELECTRIC CORP.
-----------------------------------

      Sales of Electricity (Mwh):  *
           Residential                          555,555        605,398         (8)
           Commercial                           498,247        519,943         (4)
           Industrial                           341,913        340,168          1
           Other                                 10,472         10,379         (1)
                                            ------------    -----------   --------

                Total Own Territory           1,406,187      1,475,888         (5)
                                            ============    ===========   ========


      Sales of Gas (Mcf.):  *
           Residential                        2,421,517      2,791,539        (13)
           Commercial                         2,686,135      3,083,645        (13)
           Industrial                           190,992        267,622        (29)
           Other                                 14,204         16,274        (13)
                                            ------------    -----------   --------

      Total Firm Sales                        5,312,848      6,159,080        (14)

           Interruptible Sales                1,116,522      1,180,568         (5)
                                            ------------    -----------   --------

      Total Own Territory                     6,429,370      7,339,648        (12)
                                            ============    ===========   ========


            *  Includes volumes related to Electric
                  or Gas Energy Delivery Services.


      Electric Heating Degree Days:
           Billing Cycle                          2,921          3,200         (9)
           Normal Biling Cycle                    3,228          3,228          -
           Actual in Period                       2,781          3,238        (14)

      Gas Heating Degree Days:
           Billing Cycle                          2,875          3,152         (9)
           Normal Biling Cycle                    3,193          3,183          -
           Actual in Period                       2,713          3,203        (15)

      Electric Output For Own Territory  (Mwh.):
           Generated                             34,329         35,524         (3)
           Purchased                          1,397,961      1,469,118         (5)
                                            ------------    -----------   --------

      Total                                   1,432,290      1,504,642         (5)
                                            ============    ===========   ========

      Gas Send-out  Firm Customers  (Mcf.)    3,710,872      4,910,410        (24)
                                            ============    ===========   ========


CH ENERGTY GROUP, INC.
----------------------

      Earnings Per Share - (Basic)                $1.16          $1.29        (10)
      Dividends Declared Per Share                $0.54          $0.54          -



                                             March 31,       Dec. 31,
                                               2006            2005       % Variation
                                            ------------    -----------   -------------

                Book Value Per Share             $32.60         $31.97          2

                Retained Earnings (000s)       $207,806       $198,017          5

                Common Equity Ratio (%)           56.6%          56.0%          1



                              C H ENERGY GROUP, INC

                           Selected Financial Indices

              12 Months Ended March 31, 2006 vs. Calendar Year 2005



                                                 12 Months             Calendar
                                                    Ended                Year
                                                March 31, 2006           2005
                                             ------------------       ----------


Earnings Per Share - (Basic)                        $2.68               $2.81


Earned Return on Common Equity  (Per Books)          8.33%               8.77%


Pretax Coverage of Fixed Charges                     4.24 x              4.51 x


Dividends Declared                                  $2.16               $2.16


Pay-out Ratio                                        80.6%               76.9%


Common Equity Ratio                                  56.6%               56.0%


Retained Earnings  ($000)                        $207,806            $198,017


Book Value Per Share  (End of Period)              $32.60              $31.97

       CH Energy Group Segment Information - Quarter Ended March 31, 2006

                                              Regulated                       Unregulated
                                     ------------------------    ---------------------------
         ($000s Except                            Natural            Fuel
      Earnings Per Share)              Electric       Gas         Distribution       Other       Elim(s).            Total
      -------------------            ------------------------    ---------------------------   ------------  --------------

      Revenues from

        external customers              $136,047     $70,809         $109,835          $540        -              $317,231
      Intersegment revenues                    3         205          -             -             $ (208)          -
                                     ------------------------    ---------------------------   ----------    --------------
               Total Revenues           $136,050     $71,014         $109,835          $540       $ (208)         $317,231

      Earnings before income taxes       $11,372     $11,017           $7,196        $1,474        -               $31,059

      Net Income                          $6,443      $6,368           $4,318        $1,171        -               $18,300

      Earnings per share (basic)           $0.41       $0.41            $0.27         $0.07 (1)    -                 $1.16

      Segment Assets @ 3/31/06          $849,802    $294,826         $158,549       $93,771     $ (812)         $1,396,136


   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.02 per share,  with the balance of $.05 per share resulting primarily from investment activity.


       CH Energy Group Segment Information - Quarter Ended March 31, 2005

                                              Regulated                       Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural            Fuel
      Earnings Per Share)              Electric       Gas         Distribution       Other        Elim(s).            Total
      -------------------            ------------------------    ---------------------------   ----------    --------------

      Revenues from

        external customers              $126,658     $63,430          $95,756          $245        -              $286,089
      Intersegment revenues                    3         167          -             -             $ (170)          -
                                     ------------------------    ---------------------------   ----------    --------------
               Total Revenues           $126,661     $63,597          $95,756          $245       $ (170)         $286,089

      Earnings before income taxes       $12,839     $12,239           $7,770        $1,263        -               $34,111

      Net Income                          $7,494      $7,254           $4,663          $928        -               $20,339

      Earnings per share (basic)           $0.48       $0.46            $0.29         $0.06 (1)    -                 $1.29

      Segment Assets @ 3/31/05          $781,256    $265,076         $149,305      $115,974     $ (791)         $1,310,820

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share,  with the balance of $.05 per share resulting primarily from investment activity.